CLARUS CORPORATION

Exhibit 99.1

Clarus Corporation

2084 East 3900 South,

Salt Lake City, Utah 84124

May 4, 2018

Via Regular Mail and Email

Mr. Brett D. Rogers

Chief Compliance Officer

Brown Advisory Incorporated

901 S. Bond Street

Suite 400

Baltimore, MD 21231

Dear Mr. Rogers:

I am responding to your request that Brown Advisory Incorporated and its Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) (collectively, “Brown”) be permitted under Clarus Corporation’s (the “Company”) Rights Agreement dated as of February 12, 2008 (the “Rights Agreement”) to acquire beneficial ownership in excess of 4.9% of the Company’s outstanding shares of common stock. We note that Brown has beneficial ownership of 1,552,657 shares of the Company’s common stock, as publicly disclosed by Brown in the Schedule 13G filed by it with the Securities and Exchange Commission on March 6, 2018, which represents approximately 5.17% of the Company’s outstanding shares of common stock.

The Company’s Board of Directors has considered Brown’s request to maintain beneficial ownership in excess of 4.9% of the Company’s outstanding shares of common stock, and has determined to approve Brown’s request to maintain its current beneficial ownership in excess of 4.9% of the Company’s outstanding shares of common stock, provided that the foregoing determination is conditioned upon, and subject to Brown: (i) not increasing such beneficial ownership to in excess of 7.5% of the Company’s outstanding shares of common stock; and (ii) remaining continuously eligible to report its ownership of the Company’s common stock on Schedule 13G.

Please note that in the event that Brown reduces its beneficial ownership to below 4.9%, the approval granted pursuant to this letter shall immediately terminate and Brown would need to obtain a new approval from the Company’s Board of Directors before seeking to again increase its beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock.

Should you have any further questions, please do not hesitate to contact me.

Very truly yours,

CLARUS CORPORATION

By:/s/ Aaron J. Kuehne

Name: Aaron J. Kuehne

Title: Chief Administrative Officer and Chief Financial Officer

Accepted and Agreed to

as of the Date First Set Forth Above:

Brown Advisory Incorporated

By: /s/ Brett D. Rogers

Name: Brett D. Rogers

Title: Chief Compliance Officer